Exhibit 24(b)(8.11):  Amendment dated March 31, 2011 to the Fund participation Agreement dated January 6, 2011 by and between ING Life Insurance and Annuity Company and Federated Securities Corp.

Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
412-288-1900 Phone
FederatedInvestors.com

[FEDERATED LOGO]
WORLD-CLASS INVESTMENT MANAGER
®

March 31, 1011

Sharon M. Dubois, Director Investment Client Services
ING Life Insurance and Annuity Company
One Orange Way
Windsor, CT 06095

RE: Updated Exhibit III to Fund Participation Agreement dated January 6, 2011

Dear Ms. Dubois:

Enclosed for your records is an updated Exhibit III to the Fund Participation Agreement. If you should have any questions concerning this matter, please contact your dedicated Federated customer service team directly or call 800-341-7400 between 9:00 am and 5:00 pm EST.

Sincerely,

/s/ Susan Jewell

Susan Jewell
Client Contract Administration
Federated Investor Services

CC:	Jason Kessler/Barb Bogulski
Ed Brooks
Intermediary Compensation
Decision Support

Enc.

EXHIBIT III TO
FUND PARTICIPATION AGREEMENT
by and between ING LIFE INSURANCE and ANNUITY COMPANY AND
FEDERATED SECURITIES CORP.
Version 2

LIST OF FUNDS, FEES, AND DEALER NUMBER(S)

		Dealer Number(s)	Effective Date
		50092	February 1, 2009

Fund Name			Fee Payment Rate
(Portfolio name if series fund; see prospectus for	Share	Fee Payment Rate	(All other assets –
entire fund name	Class	(Growth Plus Assets)	ex Gross Plus)	Effective Date
Federated Capital Appreciation Fund II	P;SS	%	%	February 1, 2009
Federated Capital Income Fund II	P	%	%	February 1, 2009
Federated Fund for US Gov’t Securities Fund II	P	%	%	February 1, 2009
Federated High Income Bond Fund II	P;SS	%	%	February 1, 2009

February 1, 2009-
Federated International Equity Fund II		%	%	March 31, 2010
Federated Kaufmann Fund II	P;SS	%	%	February 1, 2009
Federated Prime Money Fund II	P	%	%	February 1, 2009
Federated Quality Bond Fund II	P;SS	%	%	February 1, 2009
Updated 3/31/2011